Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main212.407.4000 Fax212.407.4990

February 2, 2022

Roth CH Acquisition III Co.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Ladies and Gentlemen:

We have acted as special counsel to Roth CH Acquisition III Co., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1, File No. 333-259069 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale from time to time by the selling stockholders named therein of up to (i) 6,937,500 shares (“Pre-PIPE Shares”) of the Company’s Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), issuable upon the exchange of Common Units and shares of Class B Common Stock underlying the convertible notes (“Notes”) of  BCP QualTek HoldCo, LLC, a Delaware limited liability company (“QualTek”) issued to certain accredited investors pursuant to the terms of the Note Purchase Agreements (as amended, “Note Purchase Agreements”) and (ii) 4,676,500 shares of Class A Common Stock (the “PIPE Shares,” and together with the Pre-PIPE Shares, the “Shares”) to be issued to certain accredited investors pursuant to the terms of those certain subscription agreements (the “Subscription Agreements”) in a private placement upon the closing of the Business Combination, each entered into in connection with the the Business Combination Agreement dated as of June 16, 2021, by and among (i) the Company, (ii) Roth CH III Blocker Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, (iii) BCP QualTek Investors, LLC, a Delaware limited liability company, (iv) Roth CH III Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, (v) QualTek, and (vi) BCP QualTek, LLC, a Delaware limited liability company.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that, upon the issuance of the Pre-PIPE Shares in accordance with the Note Purchase Agreements, the Notes, and that certain Third Amended and Restated Limited Liability Company Operating Agreement of QualTek, and the PIPE Shares in accordance with the Subscription Agreements, as the case may be, such Shares will be validly issued, fully paid and nonassessable.

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February 2, 2022 Page 2

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP